Exhibit 99.1

Welcome to bebe stores “2006 4th Quarter Earnings Release conference call.  As a reminder, this call is being recorded.  We will begin with the Company’s disclosure statement:

“During the course of this conference call, we will make projections and other forward-looking statements regarding future events and the future financial performance of the company.  We wish to caution you that such statements are just predictions and that actual events or results may differ materially.  We refer you to the company’s Forms 10K, 10Q and other filings made with the SEC for additional information on risk factors that could cause actual results to differ materially from our current expectations.”

Now I would like to introduce bebe’s CEO, Mr. Greg Scott.

Greg Scott:

Good afternoon and thank you for joining me today for bebe’s fourth quarter fiscal 2006 conference call. With me today is Walter Parks, bebe’s CFO. Today’s call will be limited in time to one hour. After our prepared comments, we will take questions for as long as time permits.

Let me start by saying that I was pleased with our performance this quarter and fiscal year. The fourth quarter was especially successful when compared to the prior year fourth quarter. Diluted earnings per share increased 14% this quarter on top of a 133% increase in the same period of the prior year, driven by an operating margin of 19%, which is an impressive number. Each month during the quarter comparable store sales were positive when compared to the prior year and we were very pleased with the May catalog results, the June’s “bebe’s got it” promotion and our wear-now strategy.

Before reviewing the quarter results, I would like to express my thanks and congratulate all of the bebe associates that have contributed to our 40 consecutive months of positive comparable store sales increases beginning April 2003 and continuing through July 2006.

Had stock based compensation been recorded in the prior year, the impact to diluted earnings per share would have been approximately $0.02 per share as previously disclosed. After taking this charge into account, diluted earnings per share would have been $0.19 and the increase in diluted earnings per share from the fourth quarter of fiscal 2005 to the fourth quarter of fiscal 2006 would have been approximately 26%.

Net sales for the quarter were $152 million dollars on a comp store sales increase of 3.5%. Net sales increased 11% compared to the same period of the prior year.

Walter will take you through the details of the fourth quarter; I will then review some of the highlights of our business. We will then discuss our plans for the upcoming year and quarter. After that, we will be happy to take your questions.

Walter Parks:	Thank you Greg, and good afternoon.

As Greg reported, net sales for the fourth quarter increased 11% to $152 million, compared to sales of $137 million in the fourth quarter a year ago. Same store sales for the fourth quarter increased 3.5% compared to an increase of 34% in the prior year.

For the fourth quarter of fiscal 2006 comparable store average dollar sale increased approximately 4%, units per transaction increased approximately 1% and average transactions were approximately flat with the prior year.

Gross margin decreased to 50.5% from 51.0% in the prior year. This decrease of 0.5% was primarily due to higher occupancy expense.

SG&A expenses were 31.5% of sales for the quarter compared to 29.5% in the same period of the prior year. This increase in SG&A expenses as a percent of net sales is primarily due to a $2.8 million pre-tax charge, or 1.8% of net sales, related to both the expensing of stock based compensation and a negotiated legal settlement. This increase in SG&A is also due to an increase in advertising expenses offset by lower compensation expense and a lower variable expense.

The effective tax rate for the fourth quarter of fiscal 2006 decreased to 31.4% from 37.8% in the fourth quarter of fiscal 2005 primarily due to an increase in tax exempt interest income and a cumulative adjustment of temporary and permanent differences offset by compensation expense associated with expensing incentive stock options. The effective tax rate is expected to fluctuate from quarter to quarter under SFAS 123(R).

Net earnings for the fourth quarter were $22.1 million vs. $19.5 million in the prior year.

Diluted earnings per share for the fourth quarter of fiscal 2006 increased 14% to $0.2 per share on 93.8 million weighted average shares outstanding compared to $0.21 per share on 94.9 million weighted average shares outstanding for the fourth quarter of fiscal 2005. Fiscal 2006 results include the impact of $0.02 per share related to both the expensing of stock based compensation and the previously disclosed negotiated legal settlement.

Our total cash and investments at July 1, 2006 were $328 million versus $271 million at July 2, 2005.

Inventories at July 1, 2006 were $42 million compared to $32 million at July 2, 2005. At the end of the fourth quarter, finished goods inventory per square foot, was approximately 12% greater than the prior year.

Capital expenditures for the fiscal year were approximately $31 million and depreciation expense for the fiscal year was $16 million.

We ended the fourth quarter with 242 stores which represent 881,000 square feet.

Now, I’ll turn the call back over to Greg.

Greg Scott:	Thanks, Walter.

Results for the fourth quarter 2006 speak to the continued strength of the bebe brand as we have anniversaried positive comparable store sales growth in the fourth quarter for the past three years. During the fourth quarter of fiscal 2005, we achieved a 34% comp store increase and a 133% increase in diluted EPS. This was on top of a 9% comp store increase in the fourth quarter of 2004 and a 3% comp store increase in the fourth quarter of 2003.

1.     Dresses, collection sportswear and woven tops were successful comp categories for us this quarter.  We were very pleased with these categories which are in line with our fashion direction to continue to focus on a more sophisticated offering.  We think these departments will be important this fall

2.     During the quarter, we spent 3.7% of sales on advertising versus 2.7% in the prior year.  This increase is primarily due to increases in print advertising and ongoing costs associated with our loyalty program.

3.     We are currently completing a strategic review of our advertising expenditures for 2007 and will provide an update of our fiscal 2007 plans during our first quarter earnings release conference call.  Currently we believe that fiscal 2007 total advertising expense will be below fiscal 2006 as a percent of sales.

4.     bebe.com sales for the fourth quarter and fiscal 2006 increased 12% and 22% respectively over the prior year.  This quarter we launched dedicated store fronts for BEBE SPORT and our accessory concept.  We have expanded our suiting presentation and launched pre-order exclusive to our clubbebe members.  These efforts will continue to build bebe.com as a source of brand strength, communication and brand experience with our clients.

5.     We have been very pleased with the customer response to our loyalty program, clubbebe.  clubbebe launched in Q2 to all locations.  At year end approximately 1 million clients signed up for the program—exceeding our expectations. As a result, we successfully increased both circulation and response to our catalogs.  Our May catalog, supported by our clubbebe member list, broke new records in our direct mail initiatives.

Our catalogs continue to be a successful strategy to speak to the key looks for the season and drive increased spending with our loyal customers.  In 2007, we will increase our direct circulation by more than 35% and we have added an additional Holiday gift giving book in December.

In fiscal 2007, we are working on the following initiatives as we put into place the foundation to achieve our goal of becoming a billion dollar brand.  These initiatives include a specific focus on current category opportunities, brand extensions, new store openings, direct to consumer initiatives, and international expansion.

Going through them:

1.         For the fall of fiscal 2007, bebe retail will focus on Collection, Separates, Dresses and Tops.  This is consistent with the spring selling season and our go forward fashion trends.  We believe the success in these departments will be offset by weakness in our casual and denim categories.  As we discussed on our last call we will offer COLLECTION bebe, our Runway Collection, in 20 of our stores beginning in the middle September.

2.         Our accessory business was disappointing this spring, but we continue to believe it is a growth category for our business.  I am happy to report we have already seen a turn around in Accessories in August, and are now beating expectations.  This Holiday we will introduce watches, offer new sunglasses and roll out a holiday gift giving strategy during the second quarter.

In shoes, we have retained additional design talent to take advantage of the opportunity to offer better styling, fabrication and assortment.

We continue to be pleased with the results in our stores that offer a side by side accessory shopping experience.  We are pleased with the results to date in stores that we added accessory entrances such as Lenox Square, Fashion Show and Rodeo Drive, and dedicated accessory sections in San Francisco Centre, Century City and Queen’s Center. We currently anticipate expanding our locations in both King of Prussia outside of Philadelphia and Valley Fair in Santa Clara to include a separate entrance for accessories, and we are opening a new location on Oak Street in Chicago similar to our location on Rodeo Drive.

3.         The BEBE SPORT performance this spring trailed the company.  We believe this was due to a merchandise miss in key fabric classifications and the customer’s lack of acceptance of the trends that we have identified.  In addition, we did not anniversary last springs direct mail catalog which drove traffic to our stores.

We are now focusing on creating a clear story that delineates and establishes BEBE SPORT as a destination for performance and active lifestyle needs.  We will focus on three categories of business; Active, Street and Accessories and introduce a fourth category - yoga/health.  We will introduce yoga/health to meet the needs of this growing customer.  We will deliver on the promise: BEBE SPORT where sexy fashion works out!

4.         In addition to category opportunities, we continue to believe that new store growth will be a very important part of our long-term growth strategy.  Expansion of existing stores with very high sales per square foot will also be part of our square footage growth story in the coming fiscal years.

In fiscal 2007, we currently anticipate opening 50 new stores, including: 28 bebe stores, 21 BEBE SPORT stores and 1 Neda store.   We also anticipate

renovating 12 locations and expanding or relocating 9 locations.  This will represent approximately 18% square footage growth over fiscal 2006.

We currently are planning to open the first Neda store on September 28th on Market Street as part of the grand opening of the expanded San Francisco Center.  This boutique concept will feature 70% shoes the majority imported from Italy with average price points of $400 sourced from a collaboration of designers and including both branded and private label.  We will also offer fine leather goods and gift items to round out the assortment.

5.         We are very pleased with our direct to consumer business which includes:  bebe.com, clubbebe and direct mail.  bebe.com has more functionality than its previous platform and this year we will introduce additional functionality such as targeted content, promotional messaging with check out and preorders.

clubbebe now has approximately 1 million clients within our database which represents approximately 30% more names than the same time last year.  This improvement in the quantity and quality of the names has contributed to a significant improvement in the performance of the direct mail business.

As I reviewed earlier, we attribute our strong performance from the May book to the improvement in our mailing list.  We anticipate as we go forward there will be a continued improvement in our mailing list which will positively impact the customer’s response to the catalog.

6.         For fiscal 2007 and beyond, we have a number of strategic investments supported by key strategies to assure operational excellence in our stores.  Our objective is to improve the selling environment with improved floor coverage by investing new store hours offset, to some extent, by reducing the non-selling hours.  To do this, we are providing each store with interactive training material the rollout of which is currently taking place in our stores.  This will be the first of several training initiatives as we continue to believe long term success at the store level starts with a trained organization.  We have also started eliminating non-selling hours related to manual tasks and are currently evaluating software solutions to help us schedule hours and report associate and inventory performance by store.

7.         In store planning, we have several initiatives that will be implemented this year, including: localization, sizing and Arthur planning utilization.  Arthur planning was fully implemented in July and we currently anticipate the weekly, monthly and seasonal process will take much less time and the level of accuracy will improve.  One of our goals this year was to develop the ability to allocate and distribute based on customer demand in specific markets such as cold weather or spring break stores.  Same for sizing, by measuring the size that is selling across all categories in full price sales, we are then better able to address our selling models which will allow us to improve planned purchases with the end result being improved full price selling.

8.         To support our growth we initiated a three year IS&T strategic plan and we are currently entering year two.  In year one we completed the upgrade of our infrastructure, began the implementation of the new production management system, implemented Arthur planning, completed the conversion of our web site to a third party platform and the roll out of club bebe.  We hope to go live with the first phase of our production management system later this fall and be fully operational in 12 months.  For years two and three, we have begun the process of identifying partners to replace our current POS system and implement a new HRIS system.

9.         In addition to our planning and IS&T strategies, we have initiated several sourcing strategies including partnering with our key suppliers to reduce costs and lead times as well as increasing our international manufacturing while maintaining speed to market.  These strategies have contributed to IMU improvement during the fourth quarter and we believe they will contribute to IMU improvement this fall.

10.       As of July 1, 2006, we operated 15 International locations through our licensees in South East Asia, Israel and Greece.  Our recently renewed agreement with our South East Asia license expands into the Middle East.  In fiscal 2007, we will expand from 15 to 19 stores, which include 7 openings and 3 closures. In addition, our square footage will increase 180% from 10K to 28K square feet.  This will include expansions in the UAE, Indonesia and Malaysia as well as strengthen our position in Singapore and Thailand.  We will also close our Greek locations.  Our new and renovated International stores are modeled after our flagship Rodeo Drive store and embrace our most elevated in-store design.  We have implemented a new approach to our licensed business that ensures stores, product offering and marketing are consistent with the bebe brand and further support our global brand strategy.

11.       We are currently planning an analyst’s day in New York City on October 6, 2006 at our new store opening in the Time Warner Center on Columbus Circle.  The event will start at 8am and end before the store’s grand opening at 9:30am.

12.       This September will be our 30th anniversary of our first store opening in 1976.  In September, we will be celebrating bebe’s 30 years of sexy- serving the needs of the hip, sophisticated, sexy and fashion-driven customer. This celebration will be showcased after the Labor Day holiday in our September catalog as well as in store windows.

13.       The guidance that Walter is going to provide is predicated on a successful Semi-Annual Collection Preview event which is taking place tonight in all bebe and BEBE SPORT stores, and a similar response in sell through in our September catalog as we experienced in May.  Both of these events are important to the success of the quarter.  We will report on the client event as part of our August sales release and the September catalog as part of our quarter end results.

Thank you and I would like to turn the call over to Walter.

Walter Parks:        Thank you, Greg.

As Greg reviewed, we are seeing the momentum from July continue with our August business.  Month to date, we are trending to low double digits comp store sales and currently anticipate comparable store sales for the first quarter to be in the low double digit range.

•      Diluted earnings per share should be in the range of $0.17 to $0.21 per share based on 94 million weighted average shares outstanding in the first quarter vs. $0.14 per share based on 94 million weighted average shares outstanding in the first quarter of fiscal 2006.

•      The Company is currently anticipating an effective tax rate of 37% for the first quarter of fiscal 2007.

•      Inventory at the end of the quarter will increase over the prior year in the range of high single digits to low double digits per square foot.

•      For fiscal 2007, the Company plans to open 50 stores, including 28 bebe stores, 21 BEBE SPORT stores and 1 Neda store and close two stores, one in the fall and one in the spring season.

•      We currently plan to open 2 bebe stores, 5 BEBE SPORT stores and 1 Neda store in the first quarter; 7 bebe stores and 6 BEBE SPORT stores in the second quarter; 7 bebe stores and 5 BEBE SPORT stores in the third quarter; and 12 bebe stores and 5 BEBE SPORT stores in the fourth quarter.

•      Capital expenditures for fiscal 2007 are planned at approximately $50 million for new and expanded stores, IS&T and office improvements.

•      Depreciation expense for the year will be approximately $18 million.

•      Total square footage at the end of fiscal 2007 is anticipated to be approximately 18% higher than fiscal year 2006 as Greg previously discussed.

Now Greg and I will be happy to answer your questions.

Operator:

For those participants who have a question please press star, 1 on your touchtone phone. If your question has been asked prior to your turn please press star, 2 to remove yourself from the question queue. Please go off of your speakerphones to enter the queue.

Our first question comes from the line of (Jeff Van Sinderen) with (B. Riley and Co.).

(Jeff Van Sinderen):	Good afternoon and congratulations on a great quarter. I wonder if you can give us any insight in terms of your thoughts on the casual business and what might reignite that business in the future?

Gregory Scott:

Well I would say that as we started probably early in January returning to a more sportswear driven business we started to see denim really decline as important to our business in early, you know, third quarter and then really start declining in fourth quarter.

What we have found is the customer has just switched into a more sophisticated offering and, you know, denim and casual is just not important to her wardrobe at least from bebe today.

And I would suggest that if you look on the street in many cities across the United States the customer is perhaps wearing dresses as an alternative to the denim and casual that she would have worn a year ago. I think that it has, while there is still a casual need, I think she has just switched her uniform for today.

We obviously are working very hard as we head into the November, December period and especially the January period as we know those can be important periods for that category and we are working on it.

The bonus is though the customer has accepted suiting in a very strong way and she really has responded to a more dressed up, cleaned up look, which we really led with last fall also, which she wasn’t ready for, but this year she is very ready for.

(Jeff Van Sinderen):	Okay, great. And then Greg maybe - can you remind us what the key opportunities are or where the key opportunities are for improvement versus last year as you look at fall and holiday?

Gregory Scott:	In terms of categories?

(Jeff Van Sinderen):	Yeah.

Gregory Scott:

Well I think that, you know, and it goes every year certain categories popup and certain categories decline based on where the customer is. I think that one is accessories. We have already seen a huge improvement in our shoe and belt and jewelry business as we’ve entered this new year.

It really turned in the middle of July and we’re excited about what she’s seeing there and we just shot, you know, our holiday catalog and I’m excited about that offering there. I think we still continue to have great opportunity in dresses as we become one of the real destinations for dresses. And dresses really take a big play in September and October in the business.

And I think that, as I said, you know, while she was wearing denim still last year and casual I think our suits, you know, our heritage is about suits, I think that is really offsetting that and will take the dollars from that.

I think SPORT had a great first and second quarter last year. We are working on ways to continue to improve the comp there. And the outlet business still remains strong for us and it’s good margin, outlet business, you know, she’s really responding to our bebe logo, regular priced denim and also our special cuts. And what we’re finding is, you know, the casual business has not deteriorated in the outlet business yet.

(Jeff Van Sinderen):	Interesting. And then you mentioned on the SPORT business you think that that’s really just been a function of not executing as well on the assortment as maybe you might have.

Gregory Scott:

Yeah. I mean I think that there has been a change in the customer. You know, the whole look of the hook up that everyone, or the two piece jacket pants, that everyone talked about actually when we launched the concept three or four years ago like when is it going to die, well that has really kind of gone away in her look. And we are finding our line BBSP, which is true active performance is what this customer has really identified with now.

And so what it is about now is really chasing into the active (cart about) business and really reducing the amount in our street business. You know, I would like to say that, you know, SPORT still performs at a very high dollar per square foot for, you know, a new concept. We’ve always been happy with it and I think we’re in one of those transitional, you know, fashion trends in SPORT where we are really having to adjust to the customer’s needs right now.

(Jeff Van Sinderen):	Okay fair enough. I’ll let somebody else ask you questions. Thanks very much and good luck.

Gregory Scott:	Thank you.

Operator:	Our next question comes from the line of (Chris Kim) with J.P. Morgan.

(Chris Kim):	Hi, good afternoon. Great quarter guys.

Gregory Scott:	Thank you.

(Chris Kim):	Question for Walter. Could you talk a little about the merchandise margin trends in the fourth quarter? Is it safe to assume that they were flattish versus last year?

Walter Parks:	Our merchandise margins were slightly up offset by slightly higher occupancy.

(Chris Kim):	Okay. Okay and how should we think about that as we head into the first quarter now?

Walter Parks:

Well again I think it depends ultimately on comp sales and the full price sell through. Currently with the 17 to 21 cent guidance; higher interest income, as evidenced by the fourth quarter; and lower tax rate we would look for modest expansion on our operating profit line dependent upon where we ended up in the guidance between the 17 and the 21 and wouldn’t talk specifically to margin or SG&A at this juncture.

(Chris Kim):

Okay, okay. And Greg, I guess, could you talk about, you know, some of these new larger store formats, you know, with the side-by-side accessories how they’re performing, what you’re seeing in terms of, I guess, sales productivity versus the chain?

And maybe some commentary on the new stores that, about 25, that you have planned for bebe, core bebe, stores that you have planned for ‘07 what the square footage plans for those are?

Gregory Scott:

Yeah. I mean, you know, it’s very exciting what we’ve done as a company being able to open side-by-side’s larger formats. You know, we completed fashion show in Vegas this quarter, or this past quarter, and, you know, the sales are through the roof.

And it’s interesting when we show the customer through picturing and store design that we’re in the shoe and handbag business she responds instantaneously. From a store that couldn’t sell shoes well to a store that should sell shoes like crazy it’s a phenomenal thing to see.

We will continue to, as I said, expand our productive stores into some of these formats as I said in Valley Fair and Santa Clara and in King of Prussia and we continue to look for other opportunities because we are finding this is a big part of our growth strategy taking these very high productive stores and expanding them.

And, you know, it all started with Lenox last June, about a year ago June, where we took a store that was 20, approximately 2,800 square feet and grew to almost 6,800 – 6,900 square feet. You know, we were cautiously optimistic. Well the performance has blown away our expectations.

And what I would like to say is I think if I look back in ‘97 or ‘96 when we had trouble filling a 3,000 square foot store it really speaks to how the brand has grown and how the brand has extended.

As we go into the 25 stores that we’ll open possibly in this first half, you know, I think that bebe will continue to be on average about 3,800 square feet, SPORT being on average about 2,500 square feet.

One of the - so that will continue to be an average, but as we did in Columbus Circle where we’re taking the (Joseph), currently the (Joseph Abbaid) space, we’re already in construction, you know, it’s a two level store it’s probably about 6,800 – 6,700 square feet.

We believe this will be another one of our, hopefully, homerun stores where we’re really able to show New York, and really the Northeast, what our product and what our company is all about.

As I say to the developers, you know, a lot of our analysts unfortunately don’t get to see the power of bebe in the Northeast. If you go to our store, for instance, in Garden State, almost an 8 - 9 year old store, 3,200 square feet, below the average, high, high productivity, but I don’t believe the community is able to see what we’re all about. I’m happy with Columbus Circle. We’re going to have a place for people to see what bebe’s all about.

And I think Queens Center, I was there recently for a day, and I noticed that many analysts have been to the store already and they too are able to see what the store is all about. So we’re excited about what the future brings for our new real estate.

(Chris Kim):	Okay, great. And Walter a final question, any chance you could give us any color on the BEBE SPORT kind of breakdown versus, you know, the chain average in terms of...?

Walter Parks:	We haven’t made that determination yet to provide that information.

(Chris Kim):	But it’s safe to assume that things are still trending ahead of plan like they have been over the past couple of years?

Walter Parks:	Well I think that we wouldn’t keep opening them if we weren’t happy. And we continue to see our sales per square foot as a company increase.

(Chris Kim):	Okay, fair enough. Best of luck with back half everyone.

Gregory Scott:	Thank you.

Operator:	Our next question comes from the line of (Lauren Levitan) with SG Cowen and Company.

(Lauren Levitan):	Thanks, good afternoon. Greg I was wondering if you could talk about what you’ve learned so far about your customer base through the clubbebe loyalty program? I know you’ve said in the past that you’ve been surprised by her activity, but have you learned anything new about her, you know, percent of spending that she does at bebe or her - or any differences in her age or lifestyle that you weren’t aware of before?

And then separately with the increase in square footage for ‘07 I’m curious if you’ve got any revised thoughts on alternate store based potential for bebe and for BEBE SPORT over the longer term. Thanks very much.

Gregory Scott:

Okay. You know, your second question really speaks to our real estate strategy and whether, you know, we believe bebe has more opportunity. I still am holding up a number I think I throw out almost every call, 225 to 250 domestic U.S., not including Canada and Mexico. I do believe square footage growth though.

You know, as I said I really believe in expanding these 2,700 square feet, 2,000 square foot stores, square foot stores to almost, you know, 5,000 to 6,000. So you’re seeing square footage growth there not necessarily to the new units, but through expansion of our current highly productive units. I think SPORT continues to have opportunity to be over 250 stores. I’m still holding really with that guidance.

In terms of the clubbebe customer and our customer I think, you know, what have I learned? I think I would say she is incredibly loyal to our brand. I think I’ve always known that or felt that, but now in terms of when I can tell her or ask her to come in for an event or come shop with our catalog her response is dramatic.

And, you know, just by able to have clubbebe on the Web site and have a separate location where she can do preorders or get some fashion advice from our, you know, design team these are things that she wants because she believes bebe is her fashion authority.

And that’s a very, you know, great thing for the company and it’s something that we’re very proud of and it’s something that we want to take care of our client and we want to make sure we know that we really appreciate her and we hope we continue to surprise her.

I think in age we’re really - currently we’re actually doing a soft study on our database. We’ll have a little more information on that, so I don’t really have clear information on where the age has gone. I think, you know, subjectively, not objectively, I would say that it is getting slightly older currently and more affluent really basically because of our average dollar sale and really of our product offerings that are happening in the store today.

(Lauren Levitan):

In terms of the increased circulation that you’re targeting in ‘07 is that to reach this clubbebe customer more frequently or is it a reaction to the fact that you just have a bigger database? And then also I’m curious if you are at a point where you can think about the percent of sales over time that clubbebe might be able to represent?

Gregory Scott:

Yeah. I mean I think that the circulation is the two things you just said. It’s, one, we are adding an additional book for holiday. Last year we had one book in November that kind of lasted maybe to the first week of December, but it was truly a November book. Because of the holiday selling period we are adding an additional book this year into December. So that’s one part of the circulation.

And then obviously our customer base is growing. You know, as I said we have 30% at the end of the year more names that we can talk to and it’s a cleaner name, a name that we know is a valid name. So yes our circ is increasing. The December book that we will mail will be our all time high circulation. And I don’t know, Walter, if we’re even telling the number of what we’re extending it to, but it is a large circulation number in December.

So I think that answers really the question on our circulation. You had one other question?

(Lauren Levitan):

Yeah and that was just in terms of, you know, I’m trying to get a sense of how important the penetration of clubbebe currently is and might be over time. Have you thought about, you know, what percent of sales might be represented by this really rabid more loyal customer?

Gregory Scott:

Right. Well I would say it is exceeding our expectations. I would say to anybody that really wants to find out go to our stores tonight and find out what percent of customers are going through that register that are clubbebe.

I think it’s a very high number. I think it’s higher than any of our objectives were. I don’t think it is as high as per se the Chico’s number, but it’s much higher than we ever thought it would be, especially for a program that’s really only almost a year old.

(Lauren Levitan):	I’ll see you in San Francisco Center. Thanks and good luck.

Gregory Scott:	Okay.

Operator:	Our next question comes from the line of (Lynn Walther) with Wachovia Securities.

(Lynn Walther):	Hi, thanks. A couple of questions, I know you planned denim down this year I was hoping you could comment on whether it has played out as you thought or has it been a little bit softer?

Gregory Scott:

Denim is incredibly soft. You know, I’ll be - I’m happy to say that we were predicting it. You know, we’ve been kind of saying it for almost a year, so we were lucky in the sense, maybe lucky is not a - we were planful in the sense to say suiting is coming back. We started really targeting suiting last - or this past January to offset what was going to happen in denim.

And, you know, I’ll say skinny jeans have not worked for our customer. Our customer loves fashion and she has probably an amazing body. She doesn’t love skinny jeans. And that fashion trend has not worked though I’ve seen most retailers really leading with skinny jeans. So it must be working elsewhere, but for our customer she has moved on to a sophisticated look and denim is really not part of her wardrobe right now.

(Lynn Walther):

Okay. Thanks for that. And then in terms of the sourcing initiatives you mentioned, wondering if Walter could talk about the IMU improvement this quarter and also lack of leverage in occupancy on a 3.5% comp? What do we need to look for for leverage going forward?

Walter Parks:

Well I think the issue with the quarter is all the stores were backend loaded, so we took a lot of expense in the quarter without a lot of sales. So that skewed, pardon me, the results. As it relates to the IMU, again we wouldn’t talk about what our IMU is, but it exceeded our expectations and I think it gave us the impetus to talk about it for this fall because actually, no, we don’t usually go to that level of granular detail.

Gregory Scott:

And I think when you’re talking about leverage, I mean, yeah, 3.5% comp gives you some leverage, but it doesn’t give you as much leverage as a 34% comp. And I, you know, I think that’s kind of the point taken there.

Yes, 3.5% comp still gives us leverage. It’s much more leverage than if we had a negative comp, but it doesn’t give you as much leverage as last year or the prior year at a 34% comp. So I think that’s also something to keep in mind when we speak to that.

(Lynn Walther):	Okay. And then last question regarding SPORT. When do you think you’ll be where you want to be in terms of the merchandise there, this sift you talk about with street and the more performance apparel?

Gregory Scott:

I would say that like next spring I could really do an update and say where we are. I would say that we opened a store on Beverly Drive for SPORT in July where we really changed up the mix and changed up the look and feel of the store to really suggest it’s a much more active store that focuses on being, you know, sexy fashion active. And we’re much - we really are happy with that also.

You know, and, you know, when we land exactly that assortment that we love, you know, I think you’ll see it also in our marketing because we will put marketing behind it when we are completely satisfied we have the best news to tell our customer.

(Lynn Walther):	Okay, thanks. Good luck.

Operator:	Our next question comes from the line of (Anne Poole) with (Kevin Dann and Partners).

(Anne Poole):

Hi. Can you discuss in some detail the evolution of your tops business? Have you seen a shift in how women are purchasing tops now that denim is not as relevant to her? Is she buying more outfits in your store and dressing kind of head-to-toe bebe?

And I know tops last year during this time were a little bit of a trouble spot for you, so I was wondering what the key opportunities you see in this category for fall and holiday?

Gregory Scott:

Well right now tops are very, very strong. I think we took the lead on an important category that people looked at us and thought we were crazy and I’m not - I’m just not going to say exactly what it is, but I noticed that people are now finally getting into that business. Tops have been great, fourth quarter they were great, they’re great right now.

Honestly if you look at the total top complex sweaters is what is not as great, but I think that speaks to the casualness of certain sweaters. The sweater business, anything that relates to casual is not great right now, anything that’s stressing sweaters is great.

So and the tops business is highly focused on our suiting and related separates business, both knit and woven. And we’re seeing great strength there. And it’s really more than offsetting what we’re losing in sweaters today.

(Anne Poole):

Okay. And then I recently noticed hosier in your stores and was wondering if there are any other product categories you plan to add to the assortment? I know you mentioned watches for holiday is there anything else that...?

Gregory Scott:

Yeah, hosiery is launching today for collection premiere. I think it will be a big category for this fall and holiday because, you know, if anybody’s pulled out a magazine black tights, leggings, the whole thing are the pivotal piece to make a uniform current this season. You’ve got to think though hosiery not a big business. I mean, yes, great fashion (unintelligible), but won’t move the needle because it’s, you know, low average unit retail, got to sell a lot of units.

But watches on the other hand, which we’re going to launch in our December catalog I think is going to be a great bonus to our business when we launch that in November, December period. Sunglasses will continue.

We have a great new collection we’re going to feature in December. I think also what you’ll start to see come October is that our shop and shop, meaning our more dedicated stores, about 15 to 18 shoe and handbag stores, will also carry a small selection of the Neda shoe product.

And the reason that is is because to make minimum for one store out of Italy we needed to carry them in some of the bebe stores. So about 18 stores will also have the more higher priced Neda line in their stores and that will also add to the shoe comp business as we go into the second quarter.

(Anne Poole):

Okay. And kind of, I guess, just in relation to the higher end product can you give some more details on the runway collection, preferably how many styles are going to be in that and what are the price points for that product?

Gregory Scott:

The runway collection, as I said, will probably be at about 18 to 20 stores. I wont be exactly specific. It’s - I don’t have the skew list in front of me right now. I’m going to defer that. It’s not a large assortment.

It will be very small in terms of the style maybe will only have four sizes of a style, or six sizes of a style. Jackets will run about average $500 to $600, outerwear will run over $1,000, pants will run from about, I think it’s $298 to $398, skirts, $298, dresses in the $400 to $500.

So it really will be that tip of designer price point, still not designer. We all know designer is much more expensive than that, but it will be very much tipping into that range. And we will launch it with parties in our store; we will have the collection running.

So it will be a very interesting to see the response. Now you’ve got to understand we’re putting it in 18 doors that pretty much can sell a lot because, you know, you’re in, you know, Vegas or you’re in Beverly Hills, you’re in some of the better locations across the country where typically price is not the issue look is.

So we’re excited to see what that will represent. We also had a bonus that our COLLECTION bebe designer has designed some holiday dresses for Mischa Barton that we’ll be showing in our holiday red carpet ad campaign and these dresses will be higher priced and they actually go into all bebe doors and they will not be, obviously, in the $500 range, but they will be bebe black label, not COLLECTION bebe, and we’re excited about that also.

(Anne Poole):	Sounds good. Thank you.

Operator:	Our next question comes from the line of (Adrienne Tennant) with Friedman Billings Ramsey.

(Adrienne Tennant):

Good afternoon. Congratulations on a great quarter. Job well done. Basically the first question I have is, again, on the runway collection. How many square feet approximately do you think that would be and how are you going to showcase it in the store with additional signage, etc.?

And then if you can talk about the Neda concept. Can you talk about what percent will be private label versus branded and what’s the difference in the IMU there? And then finally if you can talk about sourcing. Just how much sourcing do you do domestically now and where do you want to take that? Thank you.

Gregory Scott:

Okay. So we have a lot of questions. So COLLECTION bebe, in the stores it will represent anywhere from 8 linear feet to 16 linear feet meaning 1 to 2 bays in our store. It will be positioned in a pod point in our store meaning not probably in the front of the store unless there’s a dedicated area, but more as part of the store where there is a clear separation from the bebe line and the COLLECTION bebe line. There will be COLLECTION bebe signage that we’ve developed that will be above that and we’ll also be playing the runway.

So and it will be also merchandise on exclusive COLLECTION bebe hangers, which are different than the bebe hangers. So and there will probably be one to two of an item out on the floor versus the typical six to eight of bebe. So it will have a definitely different feel and look than the bebe collection how we merchandise it.

The Neda by bebe private label versus branded I would say we’re probably, and this is off the cuff, about 80% branded, maybe 85% branded, we’re only bringing in in shoes one, two, three, about four private, I mean, I’m sorry, I mixed that up, about 80% will be private label meaning Neda branded and then 20% will be branded from other labels. So I just want to make that clear. Neda will really be the impetus or the bulk of the assortment.

And really, as you know, the Neda product will have a better IMU than the branded product. But I think the branded product that we’re bringing in is small exclusive designers to add a kind of a buzz to the Neda store.

In terms of sourcing, we continue to (in shop) our sourcing in the Far East and that has a lot to do with that we continue to get a little better IMU.

I mean our Merchant Team and our Production Team are doing an amazing job at working together to get the IMU up. And as Walter spoke to we saw some leverage on the IMU in Q4 and we’re seeing it in Q1. And I have to congratulate our Merchant Team under Donna Perez and our Production Team under Mark Rachman who really made this happen.

I would say that what we’re really finding as we’re seeing less issue with lead times in the Far East we still see us inching away at getting more Far East production or import production than U.S. I would also say that we’re still producing in Canada.

I mean if it’s an interesting thing that duty rates on fabric or duty rates on garments bringing into the U.S. are cost prohibitive and we do things in Canada just because of fabric duty rates, which is too bad for the United States where we would rather be producing. But duty rates for fabric have made us, you know, want to produce in Canada where I’d rather be producing in the U.S., something I wish could change obviously.

(Adrienne Tennant):	So how much is in the U.S. right now?

Gregory Scott:

I think it’s around 45% - 48%, BEBE SPORT being primarily in the U.S. still, logo being primarily in the U.S., collection, you know, our suiting, which all used to be U.S. based, is now we’re really seeing Canada and China really overtaking the U.S. pretty dramatically.

And it has a lot to do that, you know, we use a lot of Italian fabric and I don’t know how much credit we get for that, we try to publicize that in our catalog. And Italian fabrics are just cost prohibitive with heavy rule bringing them into the U.S., so we find ourselves doing it in Canada and China.

(Adrienne Tennant):

Okay. And then just as far as the price points they seem to be dramatically higher at the collection in Neda. What type of testing have you done kind of just to see if there’s any price resistance on the product?

Gregory Scott:	Well I mean I think first off Neda is a brand new concept.

(Adrienne Tennant):	Right.

Gregory Scott:	Neda is something that, you know, you just can’t test. You have to say, “I believe, I think there’s white space, I think nobody’s addressing this customer, I’m going for it.”

(Adrienne Tennant):	Right.

Gregory Scott:

That’s what we did. In terms of COLLECTION bebe I would say that, you know, it’s a small, small, small part of our business and the fact is it’s almost like a test because this is the way we would normally test, 18 stores, you know, limited styles, this is how we would normally test anything.

(Adrienne Tennant):	Right.

Gregory Scott:

So with this launch it really truly is like a test and if it’s very successful believe me we will expand in more stores. If it’s not successful, you know, we’re going to address it and we’re going to see where the future holds. We’re currently planning on holding a runway show for the spring collection in Los Angeles in October and, you know, we’re still proceeding with that.

And, you know, unlike some analyst’s reports that I’ve read it is not just a folly for us. We believe its brand enhancing, we don’t believe it’s a waste of shareholders dollars, we believe that it really leads our brand, we believe it gives us the creditability that, you know, we’re not a junior brand. We are a design driven brand and I think its long-term strategy.

So it is not a huge expense, it is not causing our SG&A to go higher dramatically. So, you know, I really want to counter some of those reports that are out there about COLLECTION bebe.

(Adrienne Tennant):	Great. Thank you so much. That was incredibly helpful. Good luck.

Operator:	Our next question comes from the line of (Holly Guthrie) with Morgan Keegan.

(Holly Guthrie):

Good evening everybody and congratulations on all of your hard work. I have a couple of questions, first could you go back and talk a little bit about partnering with your key suppliers? Are those domestic or international suppliers and what kind of margin opportunity can we look for going forward and what’s the timeline on that?

Gregory Scott:

You know, it’s interesting this is really the first time, you know, I don’t know what conference call number this is for me, but we’ve really talked about margin. We really don’t usually go to that level as Walter said. I think the only reason we’ve discussed it is we are seeing some improvement on our IMU for the first time in several seasons.

And it’s due to the fact that we have identified, you know, four to six key partners, truly in the Far East, that we’re going to say, “You’re important to us and we want bebe to be important to you and we’re going to make some strategic alliances so that we can improve our margin. We’re going to give you the business, but you’re also going to help us with some - with the costing.”

And, you know, it’s worked. And I was in the Far East the last week of June, I met with all of these suppliers, with my Head of Production, my Head of Merchandising, my Head of Design and we really understood the opportunity that lies for us. I don’t want to get totally optimistic here. I just want to, you know, I want to stay conservative, but I want to say I see opportunity in IMU based on these partnerships.

And then it is the Far East versus domestic though as always we continue to have domestic partners, but I see the leverage really coming from our Far East partners today.

(Holly Guthrie):

Great, thank you. And then a few questions on clubbebe, first could you quantify how the membership grew over the last year to give us some feeling of, you know, the run rate and how many people signed up per quarter. And then could you talk about what percentage of your customers now are clubbebe and how often that bebe clubbebe customer is shopping?

Gregory Scott:

Let’s see clubbebe, so I think we launched it as a test since last September. We went to all stores by maybe end of October. So really the million plus names we have today all happened last year because there were some names we brought over from our old database into the database, but it was a few names it wasn’t a lot of names.

We are continuing to see the run rate of additional names to be very consistent. I’m surprised we’re not seeing a slowdown, meaning are we acquiring new customers every day, which we are for the database, or are customers just deciding to sign up for clubbebe? We don’t know that answer, but our run rate of acquisition continues to be very consistent from week-to-week, from month-to-month since really, I would say, maybe spring. And then your other question, I’m sorry, on clubbebe?

(Holly Guthrie):	Just how important is that customer to your total business today? And then also how often does she shop compared to your other customers?

Gregory Scott:

She is very important. She is incredibly important. And, you know, Barbara Wambach and her team did such an amazing job. We could not have done it without her or her team. This was not my background, it was not Walter’s background and it’s something that they did that really has added a huge benefit for bebe and our long-term strategy.

And, you know, everyone talked about loyalty programs and we kind of talked about it too and I don’t think we knew what it meant until now we have it. And we see what it means and we see, you know, our customer, as I said before, is not driven by price. Discount is not what’s driving her. What’s driving her is exclusivity. What’s driving her is being part of our club, being part of bebe. Like she loves it and she loves - she wants more from us.

And that’s what we need to work on right now really is giving her more for being part of our club. And, you know, we’ve got to dedicate some more resources to providing more fashion information for her, providing more exclusive designs for her, giving her more perks besides a discount. We don’t want to be a discount brand, we don’t want to be that’s the reason she’s joining our club.

(Holly Guthrie):

Okay. And then one more question on clubbebe. Going back, I think it was point 6, you said something about interactive training material. Is that to support the clubbebe or is that for other things too?

Gregory Scott:

No that really is funny if you can believe a company that’s celebrating their 30th anniversary this year has never had formal training that comes from the corporate office. Meaning we’ve always had training guidelines, we’ve always had training books in our stores, but we’ve never had an interactive one voice this is how everyone does things and we launched, Barbara Wambach launched, about a year ago, or maybe even a year and a half ago, an initiative to drive training from our corporate office to our field.

And what we’ve done is we’ve launched already two modules to the field where we’ve given them, you know, here’s how you do it, here’s welcome to bebe, like this is what it’s all about, here’s how you do it and then we actually have testing materials that are interactive that we score our Associates.

We want a trained associate base and management base and we also realized we needed this consistency and this formalized training to open the knowledge door that we’re continuing to open today. So it’s really not focused on clubbebe, it’s really focused on the training, the development of our force in the field.

(Holly Guthrie):	Great. Thank you.

Operator:	Our next question comes from the line of (Harry Ikenson) with (Soleil) Securities.

(Harry Ikenson):	Good afternoon. Congratulations. Can you hear me?

Gregory Scott:	Yes. Good afternoon Harry.

(Harry Ikenson):

Great. Okay I have a couple of questions. One, first of all I think your stores are great, but for the preview fall event for this evening it was my opinion that you ran out of goods too quickly for the last event and particularly on the East Coast remember I was asking you about timing of freighting and all of that stuff. Your inventory is up. Do you feel you have a better position inventory for this event than the last event? And then I have a couple of other questions.

Gregory Scotty:	Yeah Harry we do. I would say that Donna Perez, our new GMM in bebe, and Tom in SPORT and Joanne in accessories did a phenomenal job of really getting the collection premiere. Our inventory position is better than it was last year. You know, this merchandise doesn’t come to the sales floor until tonight at 5:00, so the East Coast it’s happening now.

But, so the customer has not seen this product until right now at 5:00 and our inventory position is better. It’s been probably the most planned event we’ve ever done. We’re getting better at it, you know, five years later. And, you know, our windows changed last night in all divisions to reflect this new product, so I think we’re really setup for it.

(Harry Ikenson):	Okay, well I’ll be going there shortly after the call.

Gregory Scott:	Okay.

(Harry Ikenson):

A couple of other questions, we’ve also talked about in the past about AURs, average prices and you don’t think they’re going to be going up and then they keep - your average dollar sale keeps going up. Could you comment on what comprises the outlook for the comps by components? Do you still think it’s going to be driven by average dollars or are transactions going to start to kick in? What are going to be the main drivers?

Walter Parks:

Well I think what you’ve seen this spring Harry with the ADS is really, as hard as it is to believe, we’re selling a higher mix of full price to markdown and as a result we’re seeing a higher ADS. As it relates to the fall while that certainly can’t continue our hope is, similar to the last several months, is we’ll see an improvement in transactions, something we didn’t see last fall.

(Harry Ikenson):	I’m sorry. Say the last part about transactions again.

Walter Parks:	We believe that those will continue to grow, which didn’t happen last fall.

(Harry Ikenson):	Okay. So the transaction comparison is a little bit easier starting at this point going forward?

Walter Parks:	Well really in the fiscal second quarter.

(Harry Ikenson):	Okay.

Gregory Scott:

And Harry I think what’s to add is, as one analyst said, our fashion was really bad and, you know, we were fashion plagued and our June was going to be a big markdown. It really wasn’t and our markdown units actually have been running significantly under last year and June was a very strong month and I would say to that analyst they really missed it on what our fashion was.

And we were offering fashion to our customer that she wanted and our full priced sell throughs continue to be equal to last year, which was the banner year for bebe.

(Harry Ikenson):	Right, which I thought was pretty amazing quite actually.

Gregory Scott:	Yeah.

(Harry Ikenson):	Okay. Then something else, you’ve targeted or you don’t want to be viewed as a teen or junior company and you’ve talked time and again for the last few years about a target age of 27.

I’ve started to notice in my store visits over the last several weeks, actually months, that it seems like more people are coming in a little bit older, maybe like 20’s and the 30’s, a little bit higher percentage than I’ve seen before. With the clubbebe information have you seen that, as my observations in the Northeast, going on around the country? Can you comment on that? And then I have another question.

Gregory Scott:

You know, Harry I think, you know, we continue to see in clubbebe about 27 to 28 average. We unfortunately really don’t know what it moved up from because our database wasn’t great before. So now we know we’ll be able to clearly tell you now.

Subjectively I’m right with you. Tonight will be interesting. I’m not seeing, you know, I used to see teenagers with their backpacks in our store shopping for denim and logo. I don’t see her very much anymore.

(Harry Ikenson):	I don’t either. No.

Walter Parks:	And I think what Greg had said earlier, again we don’t know how much the average age has moved up, but she is older and she is more affluent.

(Harry Ikenson):

Okay. And then that brings me to something else then. How important do you think what’s going on now with the fashion cycle and how long do you think it might last with new silhouette dresses becoming important again, suits becoming important? Are we in like the 5th inning of it? Is it going to be rather quick or do you expect it to last a couple of years? Tell us a...

Walter Parks:	We’re hoping at least through the first fiscal quarter.

(Harry Ikenson):	Okay.

Gregory Scott:	I mean Harry, you know, for instance we as a company really started this last fall.

(Harry Ikenson):	Right.

Gregory Scott:

I would say she wasn’t necessarily ready for it last fall. We were early and we continued through holiday, we were still early. By January you saw the nine comp, she started to say yes to this assortment. I think what we’re seeing is now that we’re in the assortment full blown now we’re seeing some of the competition start addressing this assortment.

So whereas no one picked up any of it before I’m starting to see it out there and, you know, what inning are we in? You know, hello I wish I knew. You know, as always with bebe we’re very - we’re always moving on, we’re always trying testing, we don’t leave, you know, if things are great we continue to reorder.

So as - I’m testing new things every day and new silhouette’s, silhouette changes, new uniform changes because I don’t ever want to be caught with being late on time because she looks to us to be first on the trend.

So I really can’t say where it is. I think it’s a shift and it’s a momentous shift. I think denim had a long ride. That casual look had a very long ride. This will probably have a long ride, but it’s going to have iterations.

(Harry Ikenson):

Okay. And then the follow-up to that, what I’m getting at is if it’s a strong enough silhouette change and a strong enough shift do you think it’s strong enough that if the consumer slows that the bebe customer is still going to be just as interested in buying because you’re on trend and newness versus what might happen in the...

Walter Parks:	Harry I think it’s very hard to predict the larger macro economic issues and how the customer continues to respond.

(Harry Ikenson):	Okay, well I was going to give it a shot. Okay. Congratulations. I think the stores look great and I’ll be there tonight.

Gregory Scott:	All right. Thanks Harry.

(Harry Ikenson):	Thanks.

Operator:	Our last question comes from the line of (Christine Chen) with Pacific Growth Equities.

(Christine Chen):	Thank you. Congratulations. Fabulous quarter.

Gregory Scott:	Thank you Christine. Thank you.

(Christine Chen):	And I think the stores look great.

Gregory Scott:	Thank you.

(Christine Chen):

I wanted to ask, you had mentioned the improvements in accessories, but you didn’t talk about handbags and I certainly think that the handbags look very different than what you had in the stores and they seem to be selling out, at least in the Bay Area, and just wondering if you cared to comment on that?

Gregory Scott:

Handbags have been the only category I would say, Christine, that have not turned the corner. However, we will be landing in the next two weeks two large collections that, one, we know a lot about because we tested it in spring and summer and it’s going to be successful. I mean I would doubt if it’s not. The other is a new brand new collection

I would just say that handbags have been the one category that we’ve struggled and what’s happened there I think is as you shifted, for our customer at least, and obviously the bebe customer is very specific, as you shifted out of the hobo shape us trying to find a shape that she can carry all of her things in, but is still fashion driven has been a little difficult for us.

We are seeing her pick up the dome bag, we are seeing picking up the doctor’s bag at a new shape to replace the hobo, whereas the clutch as we went after it did not seem to do that.

And I think whatever women always said about the clutch, “It’s great for evening, but I can’t wear it for the day.” it always makes the clutch a little much - a little less in part of the business.

So I would say you caught it, but yes handbags we have continued to struggle and we haven’t hit it. But I do have a lot of confidence in this new collection that will be landing in stores next week.

(Christine Chen):	And then as far - I seem to recall, and maybe this is just me, but I seem to recall that the average income of your customer was around $75k. Is that accurate?

Walter Parks:	Most - the data that we were looking at last week that supported the age also gave a range of $75k.

(Christine Chen):

And then with the collection even though it’s going to be a small part and help elevate the bebe brand are you trying to go after an older customer or is that just a default because presentably older customer has more money?

Gregory Scott:

Yeah I think that’s a default. I mean look at Paris Hilton. You know, I mean there are a lot of those girls around now. I mean it’s interesting. I think the 19 - 18 stores that we’re putting COLLECTION bebe in you go to Rodeo Drive, as you know, it’s not a money issue, it’s a look and feel issue.

So what we’re really trying to do with COLLECTION bebe is augment in these locations like Rodeo Drive or like one of our Vegas locations or like Columbus Circle or like Oak Street or like Century City, I could go on, that could really add on this extra layer because the consumers already there and we’ve never - we see it as a way to continue to raise either, one, the comp or, obviously, the average dollar sale in these stores because where do you go from here? You know, if you’re at 1,000, 1,500, 2,000 a foot you’ve got to start adding higher price points, less units because we’re not a unit company. So we see that as part of that strategy.

(Christine Chen):

Okay. And then the last question, with the clubbebe mailings that you send out are you able, and I don’t know if you’re doing it right now, are you able to sort of segment who your higher spenders are and maybe offer them something different now that you have the clubbebe database?

Gregory Scott:

We are and, you know, I think Barb and her team are working on that. Like, for instance, the 30th anniversary catalog our best spenders will have a large version of that catalog. Not in terms of pages, but it will be a much bigger magazine looking feel to it because we believe that drives them.

Walter Parks:	So you have to increase your spending to get it.

(Christine Chen):	I was just going to say I guess I’ll know where my spending level is when I get that catalog in the mail.

Gregory Scott:	You will know if you’re a part of that elite group. Yes.

(Christine Chen):	Okay. Good luck. I’ll go to San Francisco Center after all.

Gregory Scott:	All right, great.

Walter Parks:	Take care.

Operator:	There are no further questions at this time.

Walter Parks:	And thank you everyone for joining us today.

Operator:	This will conclude the Fourth Quarter Earnings Call for bebe. Thank you for joining us.

END